Exhibit 99.1

eFunds Completes Divestiture of ATM Portfolio
Enters into Five-Year ATM Managed Services Agreement

     SCOTTSDALE, Ariz., Nov. 22, 2004 – eFunds Corporation (NYSE: EFD), a leading provider of risk management, electronic payments and global outsourcing solutions, announced today that it has completed the divestiture of its ATM portfolio to TRM Corporation (NASDAQ: TRMM) for $150 million cash. The ATM portfolio being sold to TRM includes approximately 17,000 ATM machines under merchant contracts located throughout the U.S. and Canada, including machines owned and leased by eFunds. As part of the agreement, eFunds will provide ATM managed services to TRM under the terms of a five-year contract.

     “The sale of the ATM portfolio and the resulting ATM managed services agreement enables eFunds to continue to support the ATM industry by leveraging its core competencies in transaction processing and business process outsourcing, as well as providing additional capital with which we can continue to build value for eFunds’ shareholders,” said Paul F. Walsh, Chairman and Chief Executive Officer of eFunds.

About eFunds

eFunds Corporation (NYSE: EFD) is an industry leader with nearly 30 years of experience and expertise in electronic payments and risk management. eFunds and its subsidiaries offer electronic transaction processing, risk management and related outsourcing solutions to financial institutions, electronic funds transfer networks, government agencies and retailers around the world. Committed to providing excellent customer service and award-winning products, eFunds enables its clients to reduce transaction and infrastructure costs, detect potential fraud and enhance relationships with their customers. www.eFunds.com.

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations, and such variations could be material and adverse. Factors that could result in such a variation include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control, potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services, competitive factors, and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2004.

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